Exhibit 10.1

Wearable Devices Ltd.

2015 Share Option Plan

This First Amendment (this “Amendment”) to the 2015 Share Option Plan (the “Plan”) of Wearable Devices Ltd., an Israeli company, hereby amends the Plan as follows:

1.	Section 8.1 of the Plan is hereby amended and restated as follows:

“The Company has reserved 2,815,826 authorized but unissued Shares, for the purposes of the Plan, subject to adjustment as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the Plan or under the Company’s other share option plans.”

2.	This Amendment shall be effective as of August 23, 2023.

3.	Except as amended hereby, the Plan shall remain in full force and effect.